EXHIBIT 99.1

                         [AUTOLIV, INC. LETTERHEAD]

     PRESS RELEASE

     92.5% OF AUTOLIV'S SHAREHOLDERS HAVE TENDERED THEIR SHARES IN THE EXCHANGE OFFER

     (Stockholm, April 30, 1997) - Autoliv Inc. announced that, during the original application period, 50,875,223 shares, corresponding to 92.5% of the Autoliv AB shares, have been tendered in the Exchange Offer. Settlement, as previously indicated, is to commence on May 2, 1997. The acceptance period has, as previously indicated, been extended until May 9, 1997.
     Settlement of shares tendered during such extension will take place on May 14, 1997.

     Trading in Autoliv Inc. shares on a "regular way" basis on the New York Stock Exchange is to commence on May 1, 1997 (Symbol:
     ALV).  Trading in depositary receipts on the Stockholm Stock
     Exchange is to commence on May 2, 1997 (Symbol: ALIV).

     Subsequent to the expiration of the extended acceptance period, Autoliv Inc. intends to initiate a compulsory acquisition process in order to acquire any remaining shares of Autoliv AB. PAYMENT FOR THE AUTOLIV SECURITIES SO ACQUIRED WILL BE MADE AFTER A TRIBUNAL HAS DETERMINED THE PRICE, WHICH DETERMINATION MAY TAKE UP TO TWO YEARS, AND MAY BE FURTHER DELAYED UNTIL ANY APPEALS FROM THE DECISION OF THE TRIBUNAL HAVE BEEN FINALLY RESOLVED.

     Autoliv Inc. is a leading global supplier of occupant restraint systems and components including front-impact driver and passenger airbags, side-impact airbags, seatbelts, sensors and related products. The company has annual sales of more than $ 3 billion and more than 50 production facilities with 15,000 employees in 25 car producing nations.

     For further information, contact:
     - Mats oedman, Autoliv AB, Tel +46 (8) 402 0623

     ______________________________________________________________________

     Autoliv AB                            Morton Automotive Safety Products
     Klarabergsviadukten 70, Sec. C        3350 Airport Road,
     PO Box 703 81, S-107 24               Ogden, UT 84405
     Stockholm, Sweden                     USA
     Tel +46 (8) 402 0600                  Tel +1(801)629 9800
     Fax +46 (8) 24 44 79                  Fax +1(801) 625 4911